Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-60516) pertaining to the Stifel, Nicolaus Profit Sharing 401(k) Plan, of our report dated July 13, 2007, on our audits of the statements of net assets available for benefits of Stifel, Nicolaus Profit Sharing 401(k) as of December 31, 2006 and 2005, and the related statements of changes in net assets available for benefits for the years ended December 31, 2006 and 2005, which report appears in the December 31, 2006 annual report on Form 11-K of Stifel, Nicolaus Profit Sharing 401(k) Plan.

/s/ BKD, LLP

St. Louis, Missouri

July 16, 2007